Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Broadcom Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-93457, 333-49158, 333-49680, 333-51632, 333-53492, 333-58498, 333-58574, 333-67702, 333-90862, 333-107882, 333-114405, 333-116877, 333-117866, 333-127775, 333-132533, 333-140188, 333-142526, 333-148971, 333-157089, and 333-164685) on Form S-8 (No. 333-112997) on Form S-4, and (No. 333-157088) on Form S-3 of Broadcom Corporation of our reports dated February 2, 2011, with respect to the consolidated balance sheets of Broadcom Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Broadcom Corporation.
Our report on the consolidated financial statements refers to the Company’s 2010 adoption of the provisions of FASB Accounting Standards Codification (ASC) Topic 605, Multiple-Deliverable Revenue Arrangements, and FASB ASC Topic 985, Certain Revenue Arrangements That Include Software Elements, and the Company’s 2009 adoption of FASB ASC Topic 805, Business Combinations.
/s/ KPMG
Irvine, California
February 2, 2011